Exhibit 99.16

June 17, 2013

VIA EMAIL AND FACSIMILE

RSL Savannah LLC

c/o Ronald S. Lauder

767 Fifth Avenue, Suite 4200

New York, New York 10153

Ronald S. Lauder

767 Fifth Avenue, Suite 4200

New York, New York 10153

Central European Media Enterprises Ltd.

c/o CME Development Corporation

52 Charles Street

London W1J 5EU

United Kingdom

Attention: General Counsel

Re: Irrevocable Voting Deed and Corporate Representative Appointment

Ladies and Gentlemen:

Reference is hereby made to that certain Irrevocable Voting Deed and Corporate Representative Appointment, dated as of May 18, 2009, by and among RSL Savannah LLC, a Delaware limited liability company, Ronald S. Lauder, Time Warner Media Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands, and Central European Media Enterprises Ltd., a Bermuda company (as amended on April 29, 2013, the “Deed”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Deed.

TW hereby provides notice of its election to terminate the Deed (and the appointments and Proxies thereunder). Pursuant to the Deed, such termination shall be effective, and the Deed (and the appointments and Proxies thereunder) shall be of no further force and effect, as of June 18, 2013.

[Signature Page Follows]

Sincerely,
TIME WARNER MEDIA HOLDINGS B.V.

By:	/s/ Stephen Kapner
Name:	Stephen Kapner
Title:	Managing Director

cc:	Richard D. Bohm, Debevoise & Plimpton LLP

Jeffrey A. Potash, DLA Piper LLP (US)

Jack I. Kantrowitz, DLA Piper LLP (US)

William H. Gump, Willkie Farr & Gallagher LLP

Thomas Mark, Willkie Farr & Gallagher LLP